FOR IMMEDIATE RELEASE

Pep Boys Appoints David Stern

Executive Vice President - Chief Financial Officer

PHILADELPHIA, PA - September 4, 2012 - The Pep Boys - Manny, Moe & Jack (NYSE: "PBY"), the nation's leading automotive aftermarket service and retail chain, announced the appointment of David Stern as Executive Vice President - Chief Financial Officer. In this position, Mr. Stern will oversee the finance function, as well as technology and corporate development. Mr. Stern is expected to start with Pep Boys on September 10, 2012.

Mr. Stern most recently served as the Executive Vice President, Chief Administrative Officer and Chief Financial Officer for A.C. Moore Arts and Crafts. From 2007 until joining A.C. Moore in 2009, Mr. Stern held roles at Coldwater Creek, the multi-channel specialty retailer, including Vice President, Financial Planning and Analysis and Corporate Controller. From 2000 to 2007, Mr. Stern was the Chief Financial Officer of Petro Services, a convenience store retailer. Mr. Stern began his career as an internal auditor and gained experience as a financial analyst, accounting manager and corporate controller at several other companies, including Delhaize America, before joining Petro Services.

Mike Odell, President & Chief Executive Officer, said, "I am excited to add David to the executive leadership team at Pep Boys. We were attracted to his hands-on and collaborative approach. David has broad experience supporting the operations of several successful retailers in the areas of financial planning and analysis, technology enhancement and corporate growth."

About Pep Boys

Since 1921, Pep Boys has been the nation's leading automotive aftermarket chain. With more than 7,000 service bays in more than 700 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting www.pepboys.com.

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Investor Contact: Media Contact:

Mike Melia Regina M. Tracy

(215) 430-9459 (215) 430-9081

Email: investorrelations@pepboys.com Email: mediarelations@pepboys.com